LIBERTY-STEIN ROE ADVISOR FLOATING RATE ADVANTAGE FUND

                             SUBSCRIPTION AGREEMENT

         This Agreement made this 14th day of January, 2000 by and between Liberty-Stein Roe Advisor Floating Rate Advantage Fund, a Massachusetts business trust (the "Fund"), and Colonial Management Associates, Inc., a Massachusetts corporation (the "Subscriber").

         WITNESSETH:

         WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end, non-diversified management investment company; and

         WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 2,083 common shares of beneficial interest of each of Classes A, B, C and Z shares for a purchase price of $12.00 per share.

         NOW, THEREFORE, IT IS AGREED:

         1. The Subscriber subscribes for and agrees to purchase from the Fund 2,083 common shares of beneficial interest of each of Classes A, B, C and Z shares for a purchase price of $12.00 per share. Subscriber agrees to make payment for these shares at such time as demand for payment may be made by an officer of the Fund.

         2. The Fund agrees to issue and sell said shares to Subscriber promptly upon its receipt of the purchase price.

         3. To induce the Fund to accept its subscription and issue the shares subscribed for, the Subscriber represents that it is informed as follows:

                  (a) That the shares being subscribed for have not been and will not be registered under the Securities Act of 1933 ("Securities Act");

                  (b) That the shares will be sold by the Fund in reliance on an exemption from the registration requirements of the Securities Act;

                  (c) That the Fund's reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Subscription Agreement;

                  (d) That when issued, the shares will be "restricted securities" as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act ("Rule 144") and cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available;

                  (e) That there do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule 144.

         The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put it on notice as to restrictions on the transferability of the shares.

         4. To further induce the Fund to accept its subscription and issue the shares subscribed for, the Subscriber:

                  (a) Represents and warrants that the shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof; and

                  (b) Agrees that any certificates representing the shares subscribed for may bear a legend substantially in the following form:

                  The shares represented by this certificate have been acquired for investment and have not been registered under the
                  Securities Act of 1933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available.

         5. This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

         6. The Fund's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.


         IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.


                            LIBERTY-STEIN ROE ADVISOR
                          FLOATING RATE ADVANTAGE FUND



                          By: /s/ William J. Ballou
                                  William J. Ballou
                           Title: Assistant Secretary


                       COLONIAL MANAGEMENT ASSOCIATES, INC.


                          By: /s/ William J. Ballou
                                  William J. Ballou
                           Title: Assistant Secretary